EXHIBIT 5.5

CONSENT OF AMC MINING CONSULTANTS (CANADA) LTD.

May 13, 2024

U.S. Securities and Exchange Commission

Dear Sirs and Mesdames:

We hereby consent to being named in each case where used or incorporated by reference in the Registration Statement on Form F-10 of New Gold Inc. (the “Registration Statement”) and to the use and reference to the report entitled “NI 43-101 Technical Report for the Rainy River Mine, Ontario, Canada” with an effective date of March 28, 2022 (the “Technical Report”) contained or incorporated by reference in the Registration Statement.

We are the former employer of each of Francis J. McCann and Dinara Nussipakynova, each of whom is named as a contributing author of the Technical Report. We employed each of them at the date of the signing of the Technical Report.

Yours very truly,

AMC MINING CONSULTANTS (CANADA) LTD.

by:	/s/ Gene Tucker
Name: Gene Tucker
Title: Regional Manager - Canada